CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  Piercing Pagoda, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-85192 and 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated May 10, 1999 relating to the consolidated balance sheets of Piercing Pagoda, Inc. as of March 31, 1999 and 1998, and related consolidated statements of income, changes in stockholders equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report is included in the March 31, 1999 Annual Report on Form 10-K of Piercing Pagoda, Inc.

                                                      KPMG LLP

Allentown, Pennsylvania
June 24, 1999